EXHIBIT 23.2

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Acceptance Insurance Companies Inc. and Subsidiaries

We have audited the consolidated financial statements of Acceptance Insurance Companies Inc. and subsidiaries (the “Company”) as of December 31, 2003 and 2002, and for each of the three years in the period ended December 31, 2003, and have issued our report thereon dated July 8, 2004 (which report expresses an unqualified opinion and includes explanatory paragraphs relating to uncertainties that raise substantial doubt about the Company’s ability to continue as a going concern discussed in Note 1 and the restatement discussed in Note 2); such financial statements and report are included in your 2003 Annual Report to Stockholders and are incorporated herein by reference. Our audits also included the financial statement schedules of Acceptance Insurance Companies Inc. and subsidiaries, listed in Item 15. These financial statement schedules are the responsibility of the Company’s management. Our responsibility is to express an opinion based on our audits. In our opinion, such financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly in all material respects the information set forth therein.

/s/ Deloitte & Touche LLP

Omaha, Nebraska

July 8, 2004